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                                                                    Exhibit 23.1







                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
C-COR Electronics, Inc. and Subsidiaries:

We consent to incorporation by reference in this registration statement on Form S-8 of C-COR Electronics, Inc. and Subsidiaries of our report dated August 12, 1998, relating to the consolidated balance sheets of C-COR Electronics, Inc. and Subsidiaries as of June 26, 1998 and June 27, 1997, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 26, 1998, and related schedule, which report is incorporated by reference in the June 26, 1998 annual report on Form 10-K of C-COR Electronics, Inc. and Subsidiaries.



                                    /s/ KPMG Peat Marwick LLP


State College, Pennsylvania
October 15, 1998